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EXHIBIT 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Registration Statements of McAfee Associates, Inc. on Form S-8 (File Nos. 33-80272, 33-80260, 33-80258, 33-96586 and 333-11155) of our reports dated January 19, 1998, except for the matters discussed in Note 17 for which the date is February 10, 1998 and Note 3 for which the date is March 31, 1999, on our audits of the consolidated financial statements and financial statement schedule of McAfee Associates, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1995, which reports are included in this Annual Report on Form 10-K.





PricewaterhouseCoopers LLP



San Jose, California
April 15, 1999